Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 192-A-III dated March 10, 2011	Term Sheet Product Supplement No. 192-A-III Registration Statement No. 333-155535 Dated July 15, 2011; Rule 433

Structured Investments	$ 7.50% per annum Auto Callable Yield Notes due October 26, 2012 Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

General

  The notes are designed for investors who seek a higher interest rate than the current yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation of either the S&P 500® Index or the Russell 2000® Index and to forgo dividend payments. Investors should be willing to assume the risk that they will receive less interest if the notes are automatically called and the risk that, if the notes are not automatically called, they may lose some or all of their principal at maturity.
  The notes will pay 7.50% per annum interest over the term of the notes, payable quarterly at a rate of 1.875% on each of the five (5) interest payment dates. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the performance of the Lesser Performing Underlying and whether the Ending Underlying Level of either Underlying is less than its Starting Underlying Level by more than the Protection Amount. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  The notes will be automatically called if the closing level of each Underlying on any Call Date is greater than the applicable Starting Underlying Level. If the notes are automatically called, payment on the applicable Call Settlement Date for each $1,000 principal amount note will be a cash payment of $1,000, plus any accrued and unpaid interest, as described below.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing October 26, 2012*
  The payment at maturity is not linked to a basket composed of the Underlyings. The payment at maturity is linked to the performance of each of the Underlyings individually, as described below.
  Minimum denominations of $1,000 and integral multiples thereof
  The terms of the notes as set forth in “Key Terms” below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 192-A-III, supersede the terms set forth in product supplement no. 192-A-III. In particular, we will not have the right to call the notes, in whole or in part, at our option on any Optional Call Date, as described in product supplement no. 192-A-III. Instead, the notes may be automatically called as described under “Key Terms — Automatic Call” below. In addition, the interest rate and the interest payment will be determined as set forth below under “Key Terms — Interest Rate” and “Selected Risk Considerations — Quarterly Interest Payments” and not as set forth in product supplement no. 192-A-III. Please refer to “Supplemental Terms of the Notes” in this term sheet for more information.

Key Terms

Underlyings:	The S&P 500® Index and the Russell 2000® Index (each an “Underlying,” and collectively, the “Underlyings”)
Interest Rate:	7.50% per annum, payable quarterly at a rate of 1.875% on each of the five (5) Interest Payment Dates
Automatic Call:	If on any Call Date, the closing level of each Underlying is greater than the applicable Starting Underlying Level, the notes will be automatically called.
Payment if Called:

If the notes are automatically called, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding the applicable Call Settlement Date.

Protection Amount:	With respect to each Underlying, an amount that represents 35.00% of the Starting Underlying Level of such Underlying
Pricing Date:	On or about July 15, 2011
Settlement Date:	On or about July 20, 2011
Observation Date*:	October 22, 2012
Maturity Date*:	October 26, 2012
CUSIP:	48125XYX8
Interest Payment Dates:

Unless previously called, interest on the notes will be payable quarterly in arrears on the Call Settlement Dates and the maturity date (each, an “Interest Payment Date”). See “Selected Purchase Considerations — Quarterly Interest Payments” in this term sheet for more information.

Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on whether a Trigger Event has occurred and the performance of the Lesser Performing Underlying. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity unless a Trigger Event has occurred.

If the notes are not automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level of such Underlying. Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any accrued and unpaid interest, will be calculated as follows:
$1,000 + ($1,000 × Lesser Performing Underlying Return)
You will lose some or all of your principal at maturity if the notes are not automatically called and a Trigger Event has occured.
Trigger Event:	A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount.
Underlying Return:	With respect to each Underlying, the Underlying Return is calculated as follows:
Ending Underlying Level – Starting Underlying Level Starting Underlying Level
Call Dates*:	October 17, 2011 (first Call Date), January 17, 2012 (second Call Date), April 16, 2012 (third Call Date) and July 16, 2012 (fourth Call Date).
Call Settlement Dates*:	October 20, 2011 (first Call Settlement Date), January 20, 2012 (second Call Settlement Date), April 19, 2012 (third Call Settlement Date) and July 19, 2012 (fourth Call Settlement Date).
Other Key Terms:	See “Additional Key Terms” on the next page.

*

Subject to postponement as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — Notes with a maturity of more than one year” in the accompanying product supplement no. 192-A-III and “Supplemental Terms of Notes” in this term sheet.

Investing in the Auto Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 192-A-III and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-16 of the accompanying product supplement no. 192-A-III, as supplemented by “Supplemental Use of Proceeds” in this term sheet.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

July 15, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 192-A-III and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 192-A-III dated March 10, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 192-A-III, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 192-A-III dated March 10, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211001693/e42021_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Starting Underlying Level:	With respect to each Underlying, the closing level of such Underlying on the Pricing Date
Ending Underlying Level:	With respect to each Underlying, the closing level of such Underlying on the Observation Date
Lesser Performing Underlying:	The Underlying with the Lesser Performing Underlying Return
Lesser Performing Underlying Return:	The lower of the Underlying Return of the S&P 500® Index and the Underlying Return of the Russell 2000® Index

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet:

(a) the information set forth under “Description of Notes — Payment upon Optional Call” in the accompanying product supplement no. 192-A-III is deemed to be deleted, and the notes will be automatically called as described under “Key Terms — Automatic Call” on the front cover of this term sheet. If the notes are automatically called on a Call Date, we will redeem each note and deliver the applicable cash payment described above on the applicable Call Settlement Date specified on the front cover of this term sheet, subject to postponement as described below. If a scheduled Call Settlement Date is not a business day, then that Call Settlement Date will be the next succeeding business day following the scheduled Call Settlement Date. If, due to a market disruption event or otherwise, a Call Date is postponed so that it falls less than three business days prior to the applicable scheduled Call Settlement Date, the applicable Call Settlement Date will be the third business day following the Call Date, as postponed. If an applicable Call Settlement Date is adjusted as the result of a market disruption event or otherwise, the payment of interest due on that Call Settlement Date will be made on that Call Settlement Date as adjusted, with the same force and effect as if the Call Settlement Date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment;

(b) all references in the accompanying product supplement no. 192-A-III to “Callable Yield Notes” will be deemed to refer to “Auto Callable Yield Notes” and all references to “Optional Call Dates” will be deemed refer to “Call Settlement Dates”;

(c) all references in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 192-A-III to an “Optional Call” will be deemed to refer to an “Automatic Call”;

(d) the Call Dates are “Determination Dates” as described in the accompanying product supplement no. 192-A-III and are subject to postponement as described under “Description of Notes — Postponement of a Determination Date — Notes with a maturity of more than one year” in the accompanying product supplement no. 192-A-III;

JPMorgan Structured Investments —	TS-1
Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

(e) the concept of a “Monitoring Period,” as described in the accompanying product supplement no. 192-A-III, is not applicable. Instead, whether a Trigger Event has occurred will depend on the closing level of each Underlying on a single day (the Observation Date) only, which we also refer to as the Ending Underlying Level. Accordingly, you should disregard the definition for the “Monitoring Period” in the accompanying product supplement no. 192-A-III, and you should deem references in the accompanying product supplement no. 192-A-III to (i) “the Monitoring Period” to be “the Observation Date,” and (ii) “on any day during the Monitoring Period” or “during the Monitoring Period” to be “on the Observation Date”; and

(f) the first paragraph set forth under “Description of Notes — Interest Payments” in the accompanying product supplement no. 192-A-III is deemed to be deleted. Instead, for each interest period, for each $1,000 principal amount note, the interest payment will be calculated as follows: $1,000 × interest rate (7.50%) × ¼.

JPMorgan Structured Investments —	TS-2
Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

What Is the Total Return on the Notes at Maturity or Upon Automatic Call, Assuming a Range of Performances for the Lesser Performing Underlying?

The following table and examples illustrate the hypothetical total return on the notes at maturity or upon automatic call. The “note total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity or upon automatic call plus the interest payments received to and including the maturity date or the relevant Call Settlement Date, as applicable, per $1,000 principal amount note to $1,000. The table and examples below assume that the Lesser Performing Underlying is the S&P 500® Index and that the closing level of the Russell 2000® Index on each Call Date is greater than its Starting Underlying Level. We make no representation or warranty as to which of the Underlyings will be the Lesser Performing Underlying for purposes of calculating your actual payment at maturity, if applicable, or as to what the level of either Underlying will be on any Call Date. In addition, the following table and examples assume a Starting Underlying Level for the Lesser Performing Underlying of 1300 and reflect the Interest Rate of 7.50% per annum over the term of the notes and the Protection Amount of 35.00%. The hypothetical total returns and total payments set forth below are for illustrative purposes only and may not be the actual total returns or total payments applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Level of the Lesser Performing Index	Lesser Performing Index Closing Level Appreciation / Depreciation at Review Date	Note Total Return at Relevant Call Settlement Date	Note Total Return at Maturity Date if a Trigger Event Has Not Occurred (1)	Note Total Return at Maturity Date if a Trigger Event Has Occurred (1)

2,340.00	80.00%	1st Call Settlement Date: 1.875% 2nd Call Settlement Date: 3.75% 3rd Call Settlement Date: 5.625% 4th Call Settlement Date: 7.50%	9.375%	N/A
2,145.00	65.00%		9.375%	N/A
1,950.00	50.00%		9.375%	N/A
1,820.00	40.00%		9.375%	N/A
1,690.00	30.00%		9.375%	N/A
1,560.00	20.00%		9.375%	N/A
1,430.00	10.00%		9.375%	N/A
1,365.00	5.00%		9.375%	N/A
1,313.00	1.00%		9.375%	N/A
1,300.00	0.00%	N/A	9.375%	N/A
1,235.00	-5.00%	N/A	9.375%	N/A
1,170.00	-10.00%	N/A	9.375%	N/A
1,040.00	-20.00%	N/A	9.375%	N/A
975.00	-25.00%	N/A	9.375%	N/A
910.00	-35.00%	N/A	9.375%	N/A
832.00	-36.00%	N/A	N/A	-26.625%
780.00	-40.00%	N/A	N/A	-30.625%
650.00	-50.00%	N/A	N/A	-40.625%
520.00	-60.00%	N/A	N/A	-50.625%
390.00	-70.00%	N/A	N/A	-60.625%
260.00	-80.00%	N/A	N/A	-70.625%
130.00	-90.00%	N/A	N/A	-80.625%
0.00	-100.00%	N/A	N/A	-90.625%

(1) A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying by more than 35.00%.

The following examples illustrate how the note total returns and total payments set forth in the table above are calculated.

Example 1: The level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1300 to a closing level of 1313 on the first Call Date. Because the closing level of each Underlying on the first Call Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives a payment of $1,018.75 per $1,000 principal amount note, consisting of an interest payment of $18.75 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

Example 2: The level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1300 to a closing level of 1235 on the first Call Date and 1170 on the second Review Date and increases from the Starting Underlying Level of 1300 to a closing level of 1365 on the third Review Date. Although the level of the Lesser Performing Underlying on each of the first two Review Dates (1235 and 1170) is less than the Starting Underlying Level of 1300, because the closing level of each Underlying on the third Review Date is greater than the applicable Starting Underlying Level, the notes are automatically called, and the investor receives total payments of $1,056.25 per $1,000 principal amount note, consisting of interest payments of $56.25 per $1,000 principal amount note and a payment upon automatic call of $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-3
Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Example 3: The notes are not automatically called prior to maturity and the level of the Lesser Performing Underlying increases from the Starting Underlying Level of 1300 to an Ending Underlying Level of 1365 — A Trigger Event has not occurred. Because the notes are not automatically called prior to maturity and the Ending Underlying Level of the Lesser Performing Underlying of 1365 is greater than its Starting Underlying Level of 1300, a Trigger Event has not occurred and the investor receives total payments of $1,093.75 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $93.75 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1300 to an Ending Underlying Level of 1040 — A Trigger Event has not occurred. Because the notes are not called prior to maturity and a Trigger Event has not occurred, even though the Ending Underlying Level of the Lesser Performing Underlying of 1040 is less than its Starting Underlying Level of 1300, the investor receives total payments of $1,093.75 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $93.75 per $1,000 principal amount note over the term of the notes and a payment at maturity of $1,000 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes are not automatically called prior to maturity and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1300 to an Ending Underlying Level of 780 — A Trigger Event has occurred. Because the notes are not automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 780 is less than its Starting Underlying Level of 1300, the investor receives total payments of $693.75 per $1,000 principal amount note over the term of the notes, consisting of interest payments of $93.75 per $1,000 principal amount note over the term of the notes and a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

[$1,000 + ($1,000 × -40%)] + $93.75 = $693.75

Example 6: The notes are not automatically called prior to maturity and the level of the Lesser Performing Underlying decreases from the Starting Underlying Level of 1300 to an Ending Underlying Level of 0 — A Trigger Event has occurred. Because the notes are not automatically called prior to maturity, a Trigger Event has occurred and the Ending Underlying Level of the Lesser Performing Underlying of 0 is less than its Starting Underlying Level of 1300, the investor receives total payments of $93.75 per $1,000 principal amount note over the term of the notes, consisting solely of interest payments of $93.75 per $1,000 principal amount note over the term of the notes, calculated as follows:

[$1,000 + ($1,000 × -100%)] + $93.75 = $93.75

These returns and the payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns and payouts shown above would likely be lower.

JPMorgan Structured Investments —	TS-4
Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay interest at a rate of 7.50% per annum over the term of the notes, which is higher than the yield currently available on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  QUARTERLY INTEREST PAYMENTS — The notes offer quarterly interest payments at a rate of 7.50% per annum over the term of the notes. Unless previously called, interest on the notes will be payable quarterly in arrears at a rate of 1.875% on the Call Settlement Dates and the maturity date (each, an “Interest Payment Date”). Interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
  POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing level of each Underlying is greater than the applicable Starting Underlying Level on any of the four (4) Call Dates, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as a Trigger Event has not occurred or the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level. A Trigger Event occurs if the Ending Underlying Level of either Underlying is less than the Starting Underlying Level of such Underlying by more than the applicable Protection Amount.
  EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Lesser Performing Underlying, which will be either the S&P 500® Index or the Russell 2000® Index.
  The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “The S&P 500® Index” in the accompanying product supplement no. 192-A-III.
  The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information on the Russell 2000® Index, see the information set forth under “The Russell 2000® Index” in the accompanying product supplement no. 192-A-III.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 192-A-III. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat (i) the notes for U.S. federal income tax purposes as units comprising: (x) a Put Option written by you that is terminated if an Automatic Call occurs and that, if not terminated, in circumstances where the payment at maturity is less than $1,000 (excluding accrued and unpaid interest) requires you to pay us an amount equal to $1,000 multiplied by the absolute value of the Lesser Performing Underlying Return and (y) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation under the Put Option and (ii) each interest payment consistently with the allocation described below. We will follow this approach in determining our reporting responsibilities, if any. We will determine the portion of each interest payment that we will allocate to interest on the Deposit and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the notes. If the notes had priced on July 15, 2011, we would have allocated approximately 11.73% of each interest payment to interest on the Deposit and the remainder to Put Premium. The actual allocation that we will determine for the notes may differ from this hypothetical allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Pricing Date. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to sale or settlement, including a settlement following an Automatic Call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

JPMorgan Structured Investments —	TS-5
Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both of the Underlyings or any of the equity securities included in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 192-A-III dated March 10, 2011.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. If the notes are not automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Ending Underlying Level of the Lesser Performing Underlying is less than the Starting Underlying Level of such Underlying. Accordingly, you could lose up to the entire principal amount of your notes.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Call Settlement Date and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, we are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF EITHER UNDERLYING — If the notes are not automatically called and a Trigger Event has not occurred, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Underlying, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Underlyings, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Underlying during the term of the notes.
  YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OF EACH UNDERLYING — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to both of the Underlyings. Poor performance by either of the Underlyings over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlying. Accordingly, your investment is subject to the risk of decline in the closing level of each Underlying.
  YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LESSER PERFORMING UNDERLYING — If the notes are not automatically called and a Trigger Event occurs, you will lose some or all of your investment in the notes. This will be true even if the Ending Underlying Level of the other Underlying is greater than or equal to its Starting Underlying Level. The two Underlyings’ respective performances may not be correlated and, as a result, if the notes are not automatically called, you may receive the principal amount of your notes at maturity only if there is a broad-based rise in the performance of U.S. equities during the term of the notes.
  THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.
  REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

JPMorgan Structured Investments —	TS-6
Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the Ending Underlying Level of each Underlying is not less than its Starting Underlying Level by more than the applicable Protection Amount. If the notes are not automatically called and a Trigger Event has occurred, you will be fully exposed at maturity to any decline in the value of the Lesser Performing Underlying.
  VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that the Ending Underlying Level for such Underlying could close below its Starting Underlying Level by more than the applicable Protection Amount. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing level of an Underlying could fall sharply on the Observation Date, which could result in a significant loss of principal.
  AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Underlyings would have.
  HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including the equity securities included in the Underlyings. We or our affiliates may also trade in the equity securities included in the Underlyings from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity. It is possible that such hedging activities or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the levels of the Underlyings on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    whether a Trigger Event is expected to occur;
    the interest rate on the notes;
    the expected volatility of the Underlyings;
    the time to maturity of the notes;
    the likelihood of an automatic call being triggered;
    the dividend rates on the equity securities included in the Underlyings;
    the expected positive or negative correlation between the S&P 500® Index and the Russell 2000® Index, or the expected absence of any such correlation;
    interest and yield rates in the market generally as well as in the markets of the equity securities included in the Underlyings;
    a variety of economic, financial, political, regulatory and judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —	TS-7
Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index and the Russell 2000® Index from January 6, 2006 through July 8, 2011. The closing level of the S&P 500® Index on July 14, 2011 was 1308.87. The closing level of the Russell 2000® Index on July 14, 2011 was 823.32.

We obtained the various closing levels of the Underlyings below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Underlying on any day during the Monitoring Period or the Observation Date. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Use of Proceeds

Notwithstanding anything to the contrary in the accompanying product supplement no. 192-A-III (in particular, the second paragraph of the “Use of Proceeds” section on PS-19 of the accompanying product supplement), for purposes of the notes offered by this term sheet, the original issue price of the notes will include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit, which in no event will exceed $25.00 per $1,000 principal amount note, that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

JPMorgan Structured Investments —	TS-8
Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $9.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-95 of the accompanying product supplement no. 192-A-III.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $9.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-9
Auto Callable Yield Notes Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index